NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS 63% FIRST QUARTER 2009 EARNINGS PER SHARE INCREASE

LATROBE, PA, April 16, 2009 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended March 31, 2009. The Company earned $1,269,000 (or $.44 per average share outstanding) in 2009 compared to $816,000 (or $.27 per average share outstanding) in 2008.

President and Chief Executive Officer Gregg E. Hunter noted, “Earnings per share increased 63% during the first quarter of 2009 in comparison to 2008’s first quarter. Net income for 2009’s first quarter rose 56% which represented a $453,000 improvement over first quarter 2008. The Company’s financial condition and performance remain strong because over the past 5 years a continual emphasis has been placed on the prioritization of safety and soundness. This focused strategy makes possible our traditionally attractive cash dividend payments to shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	March	March
	2009	2008

ASSETS
Cash and due from banks on demand	$10,677	$8,681
Interest bearing deposits with banks	29	23
	10,706	8,704

Federal funds sold	-	3,950
Securities available for sale	127,545	106,229
Restricted investments in bank stock	4,567	3,000

Loans	210,643	220,780
Allowance for loan losses	(1,806)	(1,832)
Net loans	208,837	218,948

Premises and equipment	3,592	3,724
Other assets	17,484	16,925

Total assets	$372,731	$361,480

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$67,381	$66,511
Interest bearing	195,935	212,577
Total deposits	263,316	279,088

Other liabilities	3,579	3,321
Short-term borrowings	35,000	20,000
Long-term borrowings	30,000	20,000
Total liabilities	331,895	322,409

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,872,753 and 3,028,813 shares outstanding in 2009 and 2008, respectively	7,200	7,200

Retained earnings	42,254	40,284

Accumulated other comprehensive income	3,747	2,268

Less treasury stock, at cost, 727,247 and 571,187 shares in 2009 and 2008
	(12,365)	(10,681)
Total shareholders' equity	40,836	39,071

Total liabilities and shareholders' equity	$372,731	$361,480

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2009	2008

INTEREST INCOME:
Interest and fees on loans	$3,089	$3,376
Interest and dividends on securities:
Taxable	1,923	1,621
Exempt from federal income taxes	13	33
Other	1	12
Total Interest income	5,026	5,042

INTEREST EXPENSE:
Interest on deposits	869	1,555
Interest on short-term borrowings	58	131
Interest on long -term borrowings	285	229
Total Interest expense	1,212	1,915

NET INTEREST INCOME	3,814	3,127
PROVISION FOR LOAN LOSSES	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,814	3,127

OTHER OPERATING INCOME:
Asset management and trust income	247	257
Service charges on deposit accounts	139	150
Other service charges and fees	202	207
Income from investment in life insurance	146	140
Other income	50	45
Total other operating income	784	799

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,434	1,445
Net occupancy expense	208	199
Furniture and equipment	123	134
Pennsylvania shares tax	130	133
Legal and professional	123	113
Other expenses	770	784
Total other operating expenses	2,788	2,808

INCOME BEFORE INCOME TAXES	1,810	1,118
Income tax expense	541	302

Net income	$1,269	$816

Average Shares Outstanding	2,876,191	3,028,813

Earnings Per Share	$0.44	$0.27